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                                                                    EXHIBIT 16.1


                        [COOPERS & LYBRAND LETTERHEAD]





September 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Retirement Care Associates, Inc. ("Company") pursuant to Item 4 of its Form 8-K, filed on August 21, 1997. In addition to the matters reported in such Form 8-K, with which we agree, additional disagreements with the Company relating to matters that would have led to reference thereto in our report if such matters had not been resolved to our satisfaction follow:

        1. Prior to the completion of our audit of the Company's June 30, 1996 financial statements, we discussed with management of the Company our concerns with respect to the realizability of notes and advances due to the Company from affiliates. Management expressed their disagreement with our view on this issue. As of June 30, 1996, these notes and advances due from affiliates totaled approximately $14.3 million. Subsequent to June 30, 1996 but prior to the completion of our audit, the Company, as a result of our discussions with management, entered into a series of transactions which had the effect of reducing the balance of notes and advances due from affiliates by approximately $14.2 million.
                These transactions are described in Note 19 - Subsequent Event to the Company's 1996 financial statements.

        2. In connection with our audit of the June 30, 1996 financial statements, we discussed with management our views that the Company should increase its allowances for doubtful accounts and Medicaid/ Medicare settlements, and also increase its accruals for self-insured workers' compensation matters. Initially, management disagreed with our views of the need to increase provisions for these matters. Prior to the completion of our audit, the Company increased its provisions for these matters by approximately $1,470,000 in the aggregate.

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As a result of the matters previously reported in the aforementioned Form 8-K, we have concluded that we are unable to rely on management's representations and do not intend to be associated with any of its filings which may be made pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. Accordingly, our report dated September 27, 1996 (except for Note 19, as to which the date is October 14, 1996) on our audit of the Company's financial statements for the year ended June 30, 1996 should no longer be relied upon.

Very truly yours,




/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.